UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	June 30, 2015

TWIN CITIES POWER HOLDINGS, LLC
(Exact Name of Registrant as Specified in Charter)

Minnesota	333-179460	27-1658449
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16233 Kenyon Ave., Suite 210, Lakeville, Minnesota	55044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(952) 241-3103

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note for the Filing of Form 8-K/A

Twin Cities Power Holdings, LLC (the “Company”) is filing this Amendment No. 1 to its Current Report on Form 8-K filed with the SEC on July 1, 2015 (the “Original Filing”), solely to correct a typographical error found in Item 1.01. This Amendment No. 1 corrects the reference to “Aspirity Group LLC” found in Item 1.01 in the Original Filing to “Aspirity Holdings LLC”. Amended Item 1.01 is stated below in its entirety.

Item 1.01. Entry into a Material Definitive Agreement.

On July 1, 2015, Twin Cities Power Holdings, LLC (the “Company”) effected an internal reorganization of several of its subsidiaries. First, the Company created three new first tier and three new second tier subsidiaries of the Company. The first tier subsidiaries are Aspirity Energy, LLC (“Aspirity Energy”), Aspirity Financial, LLC (“Aspirity Financial”), and Krieger Enterprises, LLC (“Krieger Enterprises”). The second tier subsidiaries are first tier subsidiaries of Aspirity Energy which will conduct a retail energy business in different areas of the U.S.: Aspirity Energy Northeast, LLC, Aspirity Energy Mid-States, LLC, and Aspirity Energy South, LLC.

The Company then contributed to Krieger Enterprises (1) 100% of the outstanding equity interests of each of the following wholly-owned operating subsidiaries of the Company: Apollo Energy Services, LLC, Chesapeake Trading Group, LLC, Cygnus Partners, LLC and Cyclone Partners, LLC; (2) 100% of the financial rights of Retail Energy Holdings, LLC (with the governance rights to be contributed upon receipt of approval from the Federal Energy Regulatory Commission); (3) 100% of the outstanding equity interests of each of the following wholly-owned non-operating subsidiaries of the Company: Athena Energy Futures, LLC, Twin Cities Energy, LLC and Minotaur Energy Futures, LLC; and (4) certain other assets and obligations which are held or owned directly by the Company but are not related to and will not be utilized by the Aspirity companies, including the Company’s investment in the Series C Convertible Promissory Notes of Ultra Green Packaging, Inc. and the restricted cash pledged to the Canadian court in connection with the Company’s ex-employee litigation, as more fully described in our periodic filings with the SEC.

Aspirity Energy was organized to develop the Company’s retail energy business using different strategies and techniques than the Company’s existing retail energy business (which is carried out by Retail Energy Holdings, LLC). Aspirity Financial was organized to provide financial services to companies engaged in energy trading, energy conservation and related businesses.

The purpose of the internal reorganization described above is to separate the existing assets of the Company – which represent wholesale energy trading, real estate investments, investments in private companies, and the Company’s legacy retail energy business (collectively, the “Legacy Businesses”) – from those of the new Aspirity companies, which will have a more limited and precise focus on retail energy and financial services to businesses within the energy industry. The Company believes this change of focus from wholesale to retail will substantially reduce its earnings volatility and regulatory exposure, which, among other benefits, will better position the Company to obtain future debt or equity financing.

As part of the reorganization, Aspirity Financial entered into a Term Loan Agreement (the “Term Loan”) with Krieger Enterprises. Pursuant to the Term Loan, the Company agreed to loan Krieger Enterprises an aggregate principal amount of $22,205,612.86, with a weighted average interest rate of 14.08%. The maturity date of the Term Loan is December 30, 2019.

The purpose of the Term Loan is to establish the principle that the financial operations of the Legacy Businesses will be devoted to support the Company’s Renewable Unsecured Subordinated Notes (the “Notes”). Accordingly, the monthly repayment schedule of the Term Loan reflects the maximum possible redemptions of the Notes in such month, the outstanding principal amount of the Notes on July 1, 2015, and the weighted average interest rate of such Notes, subject to monthly true-ups, and a portion of the costs incurred by the Company as a public reporting company. The equity of Krieger Enterprises has been pledged to Aspirity Financial to secure repayment of the Term Loan.

As described in the Company’s Form 8-K filed on June 2, 2015, the final step of the original restructuring plan contemplated the sale of Krieger Enterprises to the Company’s owners, Timothy S. Krieger (the Company’s Chief Executive Officer) (“TKrieger”) and Summer Enterprises, LLC (“Summer”). However, the Company continues to investigate the most effective and efficient manner of separating the Legacy Businesses from the Aspirity companies and, accordingly, the Company has delayed implementing such final step. Upon resolution of this investigation, the obtaining of required regulatory approvals and the obtaining of any necessary consents, the Company currently intends to distribute 100% of the equity interests of Krieger Enterprises to TKrieger and Summer, thus effectuating a complete and legal separation of the Legacy Businesses from the Aspirity companies.

The Company’s Board of Governors has also approved a change in the Company’s name to Aspirity Holdings LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2015	By	/s/ Wiley H. Sharp III
Wiley H. Sharp III
	Its	Vice President – Finance and Chief Financial Officer